Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
BioMed Realty Trust, Inc.:
We consent to the use of our reports with respect to the consolidated financial statements and related financial statement schedule III, and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report with respect to the consolidated financial statements and related financial statement schedule III makes reference to the Company retrospectively applying certain adjustments upon the adoption of new accounting standards related to noncontrolling interests, exchangeable senior notes, and earnings per share.

/s/ KPMG LLP San Diego, California
September 1, 2009